                                                Pursuant to Rule 424(B)(3)
                                                Registration No. 333-75735

                                  PROSPECTUS
                                  ----------

                           SUNGARD DATA SYSTEMS INC.

                       6,914,562 SHARES OF COMMON STOCK

  The stockholders of SunGard Data Systems Inc. listed in this prospectus under the title "Selling Stockholders" are offering and selling 6,914,562 shares of SunGard common stock pursuant to this prospectus. The selling stockholders may use this prospectus to sell their stock from time to time until March 1, 2001. SunGard will not receive any part of the proceeds from the sale of these shares of common stock.

  The selling stockholders may sell their SunGard common stock in one or more transactions on the New York Stock Exchange at prevailing market prices or at privately negotiated prices.

  SunGard's common stock is listed on the New York Stock Exchange under the symbol "SDS." On April 15, 1999, the last reported sale price of the common stock was $34.50 per share.

  Neither the Securities and Exchange Commission nor any state securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                         -----------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 16, 1999

     You should rely only on the information or representations provided in this prospectus. SunGard has not authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                               TABLE OF CONTENTS

                                       Page
                                       ----

Where You Can Find More Information..     3

About SunGard........................     3

Use of Proceeds......................     4

Selling Stockholders.................     4

Plan of Distribution.................     4

Legal Opinion........................     5

Experts..............................     5

                      WHERE YOU CAN FIND MORE INFORMATION

     SunGard has filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") that provides additional information about SunGard and the SunGard common stock owned by the selling stockholders. This prospectus is part of that registration statement, but does not contain certain information that is in the registration statement. For such additional information, you must read that registration statement along with its exhibits.

     SunGard files annual, quarterly and special reports, proxy statement and other information with the SEC. You may read and copy any document SunGard files at the SEC`s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You may also obtain such materials and any other information about SunGard at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding SunGard and other registrants that electronically file their reports with the SEC. The address of the site is http://www.sec.gov.

     The SEC allows SunGard to "incorporate by reference" the information SunGard files with them, which means that SunGard can disclose important information to you by referencing you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that SunGard files with the SEC will automatically update and supersede this information. SunGard incorporates by reference the documents listed below and any future filings SunGard makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 until the selling stockholders sell all of the shares or until March 1, 2001, whichever is earlier.

     . SunGard's Annual Report on Form 10-K for the fiscal year ended December
       31, 1998; and

     . The description of SunGard Common Stock that is incorporated by reference in SunGard's registration statement on Form 8-A filed on May 14, 1997, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

          INVESTOR RELATIONS
          SUNGARD DATA SYSTEMS INC.
          1285 DRUMMERS LANE
          WAYNE, PENNSYLVANIA 19087
          TELEPHONE: (610) 341-8700.

                                 ABOUT SUNGARD

     SunGard is a computer services and application software company. SunGard provides specialized investment support systems and computer disaster recovery services. SunGard is a Delaware corporation that was organized in 1982. SunGard's principal executive offices are located at 1285 Drummers Lane, Wayne, Pennsylvania, 19087, and its telephone number is (610) 341-8700.

                                USE OF PROCEEDS

     All net proceeds from the sale of the SunGard shares will go to the selling stockholders who offer and sell their shares. Accordingly, SunGard will not receive any proceeds from the sale of the shares by the selling stockholders.

                             SELLING STOCKHOLDERS

     The following table provides certain information as of the date of this prospectus regarding each selling stockholder's ownership of SunGard common stock and as adjusted to give effect to the sale of the shares offered by this prospectus. All of the shares being offered by the selling stockholders were acquired by them as a result of SunGard's acquisition of Automated Securities Clearance, Ltd. The shares are being registered to permit public secondary trading in the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

                                         # of Shares      # of Shares     # of Shares     % of Shares
                                         Owned Before     Being Offered   Owned After     Owned After
     Name of Selling Stockholder         the Offering       For Sale     the Offering    the Offering
-------------------------------------    ------------     -------------  -------------    ------------
Carl LaGrassa........................       5,461,640        5,188,558         273,082         *

Gloria LaGrassa......................          39,243           37,281           1,962         *

Robert Greifeld(1)...................       1,777,603        1,688,723          88,880         *

____________________________
*    Less than one (1) percent of the outstanding Common Stock of SunGard.
(1) Mr. Robert Greifeld is the President and Chief Executive Officer of Automated Securities Clearance, Ltd., a wholly owned subsidiary of SunGard.


                              PLAN OF DISTRIBUTION

     The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may sell the shares from time to time in one or more transactions on the New York Stock Exchange (which may involve block transactions), in special offerings, in negotiated transactions, or otherwise. Such sales may be made at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 might be sold under the terms of such rule rather than pursuant to this prospectus.

     The selling stockholders may use brokers or dealers to sell their shares. If this happens, such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts negotiated immediately prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and their commissions or discounts and other compensation may be deemed underwriters' compensation.

     If a selling stockholder notifies SunGard of any other material arrangement that it has entered into with a broker or dealer for selling shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, SunGard will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Securities Act of 1933. In that supplemented prospectus, SunGard will disclose:

     .   the name of each such broker-dealer;
     .   the number of shares involved;
     .   the price at which such shares were sold;
     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
     .   any other facts material to the transaction.

     This registration statement will remain effective until the earlier of (i) the date on which all of the shares included in the registration statement have been distributed to the public or (ii) March 1, 2001.

     SunGard will pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the shares, all legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to the New York Stock Exchange and all printing fees incurred in connection herewith. Each selling stockholder will pay his, her or its own legal and accounting fees and any other expenses incurred by the selling stockholder. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling such shares.

     SunGard has agreed to indemnify the selling stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act of 1933. Each selling stockholder has agreed to indemnify SunGard, its directors, and its officers who sign the registration statement against certain liabilities, including liabilities arising under the Securities Act of 1933.


                                 LEGAL OPINION

     For the purposes of this offering, Lawrence A. Gross, Esquire, SunGard's Vice President and General Counsel, is giving his opinion on the legality of the shares being registered. As of the date of this prospectus, Mr. Gross owns 5,294 shares of SunGard common stock and has the right to acquire under options 98,817 shares of SunGard common stock in the next 60 days.

                                    EXPERTS

     The consolidated balance sheets of SunGard and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.